Exhibit 10.34


                    CLASS C WEANED PIG PURCHASE AGREEMENT


     THIS CLASS C WEANED PIG PURCHASE AGREEMENT (this "Agreement") is entered
into as of this      day of                , 199 , by and between ALLIANCE FARMS
COOPERATIVE ASSOCIATION (hereinafter "Association"), and
(hereinafter "Purchaser").

     WHEREAS, Association is or will be engaged in the production and sale of weaned pigs; and

     WHEREAS, Purchaser is a purchaser of weaned pigs, possesses expertise in swine production and management, and desires to enter into this Agreement for membership purposes of Association;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

     1.   PURCHASE/SALE OF WEANED PIGS.

          (A) GENERAL. Upon and subject to all terms and conditions set forth in this Agreement, Purchaser shall purchase from Association, and Association shall sell to Purchaser, Qualifying Pigs (as defined in Section 2) produced by Association during the term of this Agreement in lots (hereinafter "Lot" or "Lots") of no less than 925, and no more than 1,025, Qualifying Pigs per Lot, as determined by Association, which Lots shall be made available to Purchaser on a rotating schedule with other members of Association owning Class C Common Stock (as defined in Article SIXTH of Association's Articles of Incorporation), as such rotating schedule is determined and implemented by Association on any reasonable basis.

          (B) SCHEDULE. Purchaser acknowledges that Association intends to conduct a blind drawing, immediately following the consummation of each and every offering of Class C Common Stock by Association, for purposes of adjusting such rotating schedule as warranted by the resulting changes in the members of the Association.

          (C) AVAILABILITY. The number of Lots made available to Purchaser and the frequency of availability of such Lots will be based upon Purchaser's proportionate equity interest in Association with respect to Association's Class
C Common Stock.   Purchaser acknowledges that Lots will not be made available to
Purchaser under this Agreement until Qualifying Pigs are produced and available from the facilities constructed using the proceeds of the issuance of Class C Common Stock of Association (including Class C Common Stock of the Association assigned or transferred to Purchaser) from which the right of Purchaser to purchase such Lots under this Agreement derives, and that the number of Lots made available to Purchaser and the frequency of availability of such Lots will be subject to actual production of Qualifying Pigs from all facilities of Association. Association shall give notice to Purchaser when a Lot is available for purchase by Purchaser hereunder, which notice shall specify the anticipated number of Qualifying Pigs in such Lot and the scheduled shipment date.

          (D) EXCESS PRODUCTION. The production of weaned pigs is anticipated to produce, on a prospective rolling 12-month basis, approximately two and one-tenth (2.1) Lots of Qualifying Pigs per share of Class C Common Stock of Association owned by members of Association for which Lots are to be made available for purchase hereunder. To the extent that the production of weaned pigs exceeds such anticipated production, Association shall either sell such excess production to any person (including a member of Association), at a price as shall be determined by Association in good faith, or retain such excess production for Association's own purposes, in lieu of selling such excess production to the members of Association pursuant to the Class C Weaned Pig Purchase Agreements between Association and the members of Association.

     2. QUALIFYING PIGS. For purposes of this Agreement, the term "Qualifying Pig" shall mean an individual weaned pig that is not utility grade, that has a minimum weight of at least six (6) pounds at point in time of delivery, that has the genetic characteristics described in Section 6, that has been managed in accordance with Section 7, and that has a significant likelihood to perform economically and reach market weight efficiently.

     3.   PURCHASE PRICE OF PIGS.

          (A) PRICE. The purchase price for each Qualifying Pig purchased by Purchaser under this Agreement shall be an amount equal to the sum of the following:

          Financing Cost Per Pig, plus
          Operating Cost Per Pig, plus
          Production Margin.

Purchaser acknowledges that Association has constructed, or is in the process of constructing, or both, Production Units as a result of previous offers and sales of shares of its capital stock and that Association from time to time may construct additional Production Units as a result of additional offers and sales of shares of its capital stock. In light of the foregoing, the determination of the Financing Cost Per Pig portion of the purchase price for a Qualifying Pig hereunder shall be made separately with respect to each Lot in relation to the Production Unit(s) that were constructed using the proceeds of the issuance of Class C Common Stock of Association (including Class C Common Stock of the Association assigned or transferred to Purchaser) from which Purchaser's right to purchase such Lot under this Agreement derives.

          (B) DEFINITIONS. As used in this Section 3, the following terms shall have the following meanings:

     FINANCING COST PER PIG shall be determined on a prospective rolling 12-month basis and shall mean an amount equal to the quotient of (i) the sum of the required payments of interest and principal (including any scheduled sinking fund payments) to be made during the upcoming 12-month period with respect to Purchaser's Debt, divided by (ii) Pigs Shipped.

     OPERATING COST PER PIG shall be determined on a rolling five-month historical basis and shall mean an amount equal to the quotient of (i) the sum of (A) all direct and indirect production, operating, selling, general, administrative, and other expenses incurred by Association in the five months preceding the then present month of shipment as determined by Association's accountants utilizing generally accepted accounting principles consistently applied (excluding any provision for interest expense or depreciation or amortization of the cost of buildings, equipment, breeding stock or other capitalized costs which were purchased as a result of Purchaser's Debt or as a result of the issuance of any capital stock of Association to any third party), plus (B) the net cash flow cost of all capital expenditures by Association (including any capital sinking fund payments) for production facility and breeding stock improvements and replacements in the five months preceding the then present month of shipment as determined by Association's accountants, divided by
     (ii) Pigs Shipped. The direct and indirect production and operating expenses attributable to a Production Unit which is in the process of commencing production shall not be included in the determination of Operating Cost Per Pig, and shipments of pigs attributable to such Production Unit shall not be included in Pigs Shipped, until such Production Unit has completed one entire month of full production, shipping pigs in each week thereof. The net cash flow with respect to capital expenditures for production facility and breeding stock improvements and replacements (which net cash flow shall be determined after taking into account the breeding stock and production facility retirements attributable to a Production Unit which is in the process of commencing production) shall not be included in the determination of Operating Cost Per Pig until the respective Production Unit has completed one entire month of full production, shipping pigs in each week thereof.

     PRODUCTION MARGIN shall mean an amount of up to $4.50, as determined by the Board of Directors of Association, from time to time, in its sole and absolute discretion.

     PIGS SHIPPED shall mean the number of Qualifying Pigs produced and shipped from Association over the same five-month period in determining the Operating Cost Per Pig and the estimated number of Qualifying Pigs that will be produced and shipped by Association over the 12-month period in determining the Financing Cost Per Pig. For purposes of determining the Financing Cost Per Pig, Pigs Shipped shall be equal to the product of (i) Association's total estimated number of Qualifying Pigs to be produced and shipped by Association during such 12-month period, multiplied by (ii) a fraction, the numerator of which shall be the number of Production Units constructed by Association with respect to the issuance of Class C Common Stock of Association (including Class C Common Stock of the Association assigned or transferred to Purchaser) from which the right of Purchaser to purchase Lots of Qualifying Pigs under this Agreement derives, and the denominator of which shall be the number of Production Units constructed by Association with respect to all issuances of its Class C Common Stock. All estimates relating to Pigs Shipped shall be made by Association using such historical data and projections as are available to Association.

     PRODUCTION UNIT shall mean the land and facilities necessary to house, feed and care for a group of 2,450 sows and the attendant offspring thereof. PURCHASER'S DEBT shall mean (i) the debt incurred by Association for the Production Unit(s) constructed by Association with respect to the issuance of Class C Common Stock of Association (including Class C Common Stock of the Association assigned or transferred to Purchaser) from which the right of Purchaser to purchase Lots of Qualifying Pigs under this Agreement derives, including any debt incurred for purposes of financing the acquisition of land for, and construction of, such Production Unit(s),
     (ii) any debt incurred for the initial working capital requirements with respect to the operation of such Production Unit(s), and (iii) any debt incurred for purposes of refinancing any such debt.

     4. PAYMENT OF PURCHASE PRICE. Association shall furnish to Purchaser, at the time Association notifies Purchaser that a Lot is available for purchase by Purchaser hereunder, an estimate of the total purchase price of the Qualifying Pigs included in the Lot, and Purchaser shall, not less than one day prior to the scheduled shipment date as specified in the notice by Association to Purchaser, pay such estimated total purchase price to Association in cash, or by such other means as may be acceptable to Association in its sole and absolute discretion. Association shall have no obligation to commence transportation of such Qualifying Pigs to Purchaser prior to full payment of such estimated total purchase price for such Qualifying Pigs as herein provided. The actual total purchase price of all Qualifying Pigs included in a Lot shall be based upon weight at the time of loading and settlement of any adjustments shall be made within five days following delivery.

     5. WEIGHT ADJUSTMENT. The purchase price for each Qualifying Pig as provided in Section 3 is for a Lot of Qualifying Pigs having an average weight of between 8 pounds and 12 pounds. In the event that the average weight of the Qualifying Pigs in a Lot sold to Purchaser exceeds 12 pounds, Purchaser shall pay Association an additional one dollar ($1.00) per pound per Qualifying Pig on the number of pounds that the Lot's average shipping weight per pig exceeds 12 pounds. To the extent that the average weight of the Qualifying Pigs in a Lot sold to Purchaser is less than 8 pounds, one dollar ($1.00) per pound on the number of pounds that the Lot's average shipping weight per pig is less than 8 pounds shall be deducted from the purchase price that Purchaser is to pay to Association for each Qualifying Pig. Purchaser shall have the right to, but shall not be obligated to, purchase a Lot of Qualifying Pigs hereunder at an average weight of less than 8 pounds per pig.

     6. GENETIC QUALITY. Qualifying Pigs produced by Association will be progeny from genetic stock selected by Association, from time to time, in its sole and absolute discretion. Such selection of such genetic stock will be determined and implemented by Association on a basis that reasonably would be expected to produce Qualifying Pigs that are capable of producing market hogs having carcasses that are responsive to consumer demand and thereby maximize the sales price to be received therefore.

     7. MANAGEMENT OF HEALTH AND NUTRITION. Association agrees to comply with the following health and nutrition programs with respect to all pigs to be purchased under this Agreement:

          (A) Association shall dock tails within 48 hours of a pig's birth.

          (B) Association shall castrate male pigs within ten days of the pig's birth.

          (C) Association shall administer all vacines and antibiotic treatments and perform such other procedures that are reasonably determined by Association to be necessary or advisable with respect to a herd health program.

          (D) Association shall maintain Association's swine free from the psuedorabies virus ("PRV") or any swine disease that would prohibit interstate shipment of pigs produced by Association, or that might otherwise materially impair Purchaser's ability to utilize the pigs to be purchased under this Agreement. If, in the opinion of two veterinarians selected by Association and reasonably acceptable to Purchaser, any of the swine produced by Association or used in the production of weaned pigs for delivery hereunder contracts PRV, Association shall have the opportunity to cure such impairment within a reasonable period of time and to suspend, at any time and from time to time, the sale and purchase of weaned pigs hereunder until such time as said veterinarians determine that PRV no longer exists.

          (E) Association shall use a feeding regimen, feed products, and herd health products developed or marketed by Farmland Industries, Inc., or any of its affiliates.

     8. RIGHT OF INSPECTION. Upon reasonable notice to Association, Purchaser or its representative shall have the right to inspect Association's production records to verify the genetic quality and management of nutrition and health programs prescribed by this Agreement during normal business hours.

     9. ADJUSTMENT FOR NON-QUALIFYING PIGS. Purchaser shall have the right to inspect Purchaser's Lot of Qualifying Pigs prior to loading. In the event that, after delivery of such Lot, Purchaser believes that any pig was not a Qualifying Pig prior to loading (a "Subject Pig"), Purchaser shall notify Association by telephone of such belief within one (1) business day following delivery as well as promptly notify Association of such belief in the manner provided in Section 19 hereof. Association shall have the right to inspect any and all Subject Pigs in investigation of Purchaser's belief, and thereafter Association and Purchaser shall agree in good faith upon an appropriate adjustment, if any, with respect to such Subject Pigs. Purchaser hereby acknowledges and agrees that such adjustment described above shall be Purchaser's sole and exclusive remedy as against Association arising out of the purchase hereunder of a pig that was not a Qualifying Pig at the time of loading and that the failure of Association to deliver Qualifying Pigs as otherwise required hereunder shall not give rise to a right of Purchaser to terminate this Agreement. Furthermore, in no event shall Purchaser reject delivery of a Lot of pigs hereunder, but in lieu thereof Purchaser shall accept each delivery of a Lot of pigs hereunder and, with respect to any and all pigs that Purchaser believes were not Qualifying Pigs prior to loading, shall comply with the provisions of this Section 9 and, until such adjustment, if any, is agreed upon by Association and Purchaser, shall, at Purchaser's expense, feed, water, treat and care for any and all such pigs as if Purchaser believed such pigs were Qualifying Pigs prior to loading.

     10. HEALTH PERMITS. Association shall provide Purchaser, at Association's expense, all health permits necessary to qualify all Qualifying Pigs for interstate shipment.

     11. WEIGHING CONDITIONS. All Lots of Qualifying Pigs shall be weighed at Association's expense at a state-inspected scale in close proximity to Association's production facility. A copy of all scale tickets will be provided to Association and to Purchaser.

     12. IDENTIFICATION. Association shall appropriately identify, prior to shipment, all Qualifying Pigs in accordance with the rules that will allow interstate shipment to the states to which the pigs are being shipped.

     13. TRANSPORTATION OF PIGS. Qualifying Pigs shall be shipped to Purchaser FOB shipping point. Association shall at Purchaser's expense arrange for transportation of Qualifying Pigs from any of Association's production facilities as determined by Association; provided, however, that Purchaser shall pay such transportation costs no later than the time of delivery. Trucks shall be thoroughly cleaned and disinfected prior to hauling any pigs from Association's production facilities and after any previously hauled pigs.

     14. TERM OF AGREEMENT. The term of this Agreement shall commence on the date first written above and shall continue for 120 months after the month in which the first Lot of Qualifying Pigs is shipped by Association to Purchaser (or Purchaser's direct or indirect assignor or transferor) with respect to the Class C Common Stock of the Association (including Class C Common Stock of the Association assigned or transferred to Purchaser) from which the right of Purchaser to purchase Lots of Qualifying Pigs under this Agreement derives, subject to the following:

          (A) In the event that Purchaser fails to purchase, pay for, and take delivery of any two Lots (as defined herein or in any other agreement between Purchaser and Association) when and as made available to Purchaser in accordance with the terms of this Agreement, any other Weaned Pig Purchase Agreement or any Feeder Pig Purchase Agreement between Purchaser and Association, this Agreement shall terminate and Association shall have the right to exercise its remedies as provided in Section 17 hereof; provided, however, that in the event Purchaser owns ten or more shares of capital stock of Association, this Agreement shall terminate and Association shall have the right to exercise its remedies as provided in
     Section 17 hereof only upon Purchaser failing to purchase, pay for, and take delivery of a number of Lots (as defined herein or in any other agreement between Purchaser and Association) when and as made available to Purchaser in accordance with the terms of this Agreement, of any other Weaned Pig Purchase Agreement or of any Feeder Pig Purchase Agreement between Purchaser and Association equal to the sum of (i) the quotient (rounded down to the nearest whole number) of (A) the number of shares of capital stock owned by Purchaser, divided by (B) ten (10), plus (ii) two
     (2).

          (B) In the event of a material breach of any agreement or covenant of Association contained in this Agreement, Purchaser may give written notice of such breach to Association and, in the event that such breach is not cured within a period (the "Cure Period") of thirty (30) days following such notice of breach by Purchaser to Association, Purchaser shall have the right to terminate this Agreement upon notice to Association, provided that such notice of termination is given by Purchaser to Association within thirty (30) days following the Cure Period.

          (C) If the first Lot of Qualifying Pigs is not shipped to Purchaser hereunder within twenty-four (24) months of the date of this Agreement, Purchaser shall have the right to terminate this Agreement upon notice to Association, provided that such notice of termination is given by Purchaser to Association within three (3) months after the expiration of such twenty-four (24) month period; provided, however, that any such termination shall not terminate or otherwise affect any other Weaned Pig Purchase Agreement or any Feeder Pig Purchase Agreement between Purchaser and Association.

          (D) In the event Purchaser assigns or transfers, in accordance with the Articles of Incorporation and Bylaws of Association, all shares of Class C Common Stock of Association from which Purchaser's right to purchase Lots under this Agreement derives, this Agreement automatically shall terminate.

          (E) This Agreement shall be extended automatically for succeeding and consecutive twelve (12) month terms unless Purchaser gives to Association, not less than twelve (12) months prior to the expiration of the initial term or any extended term hereof, notice that Purchaser desires to terminate this Agreement as of the expiration of such initial or extended term.

Notwithstanding the foregoing, however, the rights of Association to collect damages and to exercise its remedies under Section 17 hereunder shall survive any termination of this Agreement.

     15. WARRANTIES. ASSOCIATION MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED TO PURCHASER OTHER THAN AS HEREIN EXPRESSLY PROVIDED, AND SPECIFICALLY (A) MAKES NO WARRANTY AS TO ANY SPECIFIC LEVEL OF PERFORMANCE WITH RESPECT TO ANY PIGS SOLD HEREUNDER, AND (B) DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

     16. FORCE MAJEURE. Either party to this Agreement shall be relieved of its responsibility and obligations hereunder during any period when performance is commercially impossible because of reasons beyond its control such as, but not limited to, fire, explosion, strike, accident, governmental regulations or intervention, and acts of God.

     17. DEFAULT BY PURCHASER; GRANT OF SECURITY INTEREST. Purchaser acknowledges that the damages suffered by Association in the event of any failure by Purchaser to purchase, pay for, and take delivery of any Lot when and as made available to Purchaser in accordance with the terms hereof shall equal, and Purchaser shall be liable to Association for and shall pay to Association upon demand, the sum of the following: (a) the difference between the price payable by Purchaser hereunder for Qualifying Pigs included in such Lot and the then current market price (as of the scheduled shipment date for such Lot) for Qualifying Pigs as quoted in any independent industry publication or source selected by Association, multiplied by the number of Qualifying Pigs in such Lot that Purchaser has failed to purchase, pay for, and take delivery of, in accordance with the terms hereof; plus (b) administrative and other costs and expenses relating to such Lot, which are hereby agreed to equal the amount of $3,000; plus (c) costs of collection, enforcement, and prosecution of Association's rights and remedies hereunder or otherwise arising, whether or not involving a case, action, or other proceeding before any state or federal court or other body, including, but not limited to, reasonable attorney's fees, collection agency fees, and other costs of collection; provided, however, that to the extent applicable law prohibits collection of attorney's fees and/or costs, this subsection (c) shall be null and void to the extent of such prohibition, except to preserve Association's rights pursuant to 11 U.S.C.
Section 506(b). During any period in which Purchaser has been notified that it is obligated to pay an amount for damages pursuant to the immediately preceding sentence and has not paid such amount within three days of such demand, Association shall not make any future Lots available to Purchaser for purchase hereunder or under any other Weaned Pig Purchase Agreement or any Feeder Pig Purchase Agreement between Purchaser and Association until Purchaser has paid such amount. In the event that Purchaser is not made available any Lot for purchase hereunder pursuant to the immediately preceding sentence that Association otherwise would have made available to Purchaser for purchase hereunder, then Purchaser shall be deemed to have failed to purchase, pay for, and take delivery of such Lot, and Purchaser shall be liable for damages with respect to such Lot computed in accordance with the first sentence of this Section. Upon any termination of this Agreement, Purchaser's liability for damages incurred by Association with respect to Purchaser's obligation to purchase, pay for and take delivery of Lots made available to the Purchaser shall be limited to the damages with respect to such Lots computed in accordance with the preceding provisions of this Section 17, and Purchaser shall not be liable for any other damages for the failure to purchase, pay for or take delivery of Lots hereunder after the termination of this Agreement.

     As security for the due and punctual performance of all of Purchaser's obligations under this Agreement, Purchaser hereby pledges and grants to Association, its successors and assigns, a security interest in and lien upon any and all interest (the "Coop Interest") Purchaser now has or hereafter may have in Association, including, without limitation, any capital stock or other rights or interests owned or held by Purchaser, or to which Purchaser is entitled, as a stockholder of Association and any interest of Purchaser in and to any dividends, capital or other credits, patronage or other distributions, or participations arising therefrom. Purchaser shall also deliver and endorse such stock or other certificates and execute and deliver such financing statements and other instruments (including, without limitation, stock powers duly endorsed in blank), and take such other action, as Association may request for purposes of perfecting or protecting the security interest granted under this Section 17. Purchaser represents, warrants and agrees that the pledge of the Coop Interest pursuant to this Section 17 creates a valid and perfected first priority security interest in the Coop Interest in favor of Association, subordinate only to any permissible pledge or other security interest granted by Purchaser to any financial institution for purposes of securing a loan by such financial institution to Purchaser, the proceeds of which are used to finance Purchaser's acquisition of the Coop Interest. Notwithstanding the foregoing, however, Association may release such pledge and grant of a security interest for good cause, as determined in Association's sole and absolute discretion.

     If Purchaser shall be in default under this Agreement, Association may exercise any and all rights and remedies available to Association hereunder, under the Articles of Incorporation or Bylaws of Association, under any applicable Uniform Commercial Code, or otherwise at law or in equity. The rights and remedies afforded to Association hereunder shall be cumulative and in addition to, and not in limitation of, any rights and remedies which Association may otherwise have under the Articles of Incorporation or Bylaws of Association or under applicable law, including any applicable Uniform Commercial Code. The exercise or partial exercise of any right or remedy of Association hereunder or under the Articles of Incorporation or Bylaws of Association or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of Association. No delay or omission on the part of Association in exercising any right hereunder or otherwise shall operate as a waiver of such right. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

     18. ARBITRATION. In the event of any controversy arising out of or relating to this Agreement, or any breach hereof, other than any controversy arising out of or relating to Section 17 hereof or the exercise of any rights or remedies thereunder, the parties agree to submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. Such arbitration shall be initiated by either party by notifying the other party in writing and requesting a panel of five (5) arbitrators from the American Arbitration Association, which arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one individual remains. Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within 60 days of the notice. Any hearing(s) shall take place in Denver, Colorado, or such other location as the parties may agree upon. The arbitrator shall render a decision, including a written opinion in support thereof, within 30 days after the conclusion of the hearing(s), which decision shall be final and binding upon the parties without right of appeal. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of the arbitration will be assessed by the arbitrator against either or both of the parties, and will be paid promptly by the party or parties so assessed.

     19. NOTICES. Any notice given or required to be given hereunder shall be deemed to have been effectively given when delivered personally or sent by United States certified or registered mail, return receipt requested, postage prepaid, addressed or transmitted to Association at Alliance Farms Cooperative Association, c/o Farmland Industries, Inc., 3315 North Oak Trafficway, Department 47, Kansas City, Missouri 64116, Attention: Mr. Wayne N. Snyder, and to Purchaser at the address set forth below Purchaser's signature, and/or to such other (or additional) address(es) requested by a notice given in accordance with this Section.

     20. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties as to the subject matter hereof; provided, however, any and all other Weaned Pig Purchase Agreements between Purchaser and Association respecting issuances of capital stock of Association from which the right of Purchaser to purchase Lots under this Agreement does not derive, and any and all Feeder Pig Purchase Agreements between Purchaser and Association, shall not be superseded, modified or otherwise affected by this Agreement. This Agreement may not be modified except in writing, signed by the parties hereto, that specifically references this Agreement.

     21. ASSIGNMENT. This Agreement may not be assigned by either party without prior written consent of the other party; provided, however, that Association may assign Association's rights herein and hereto to any lender that may provide financing to Association in connection with the construction of facilities or the operation thereof, or both. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

     22. CONSTRUCTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. The parties hereto hereby agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law. This Agreement and the transactions contemplated hereunder constitute commercial, and not consumer, transactions.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE THAT MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.
ASSOCIATION:                       PURCHASER:

ALLIANCE FARMS COOPERATIVE
  ASSOCIATION


By:                                By:
Name:                              Name:
Title:                             Title:

                                   Purchaser's Address: